AZZ Inc. Reports Financial Results for the
Third Quarter of Fiscal Year 2019

Third Quarter Fiscal Year 2019 earnings per share of $0.59, compared to a reported loss per share of $0.01 for the third quarter of Fiscal 2018 on revenues of $239.5 million, up 15.1% compared to the third quarter of Fiscal 2018

Third Quarter Fiscal Year 2019 bookings of $211.3 million were up 17.5% compared to the third quarter of Fiscal 2018, resulting in a backlog of $307.8 million, up 8.7% compared to the third quarter of Fiscal 2018

Management narrows earnings per share guidance range for Fiscal 2019 of $1.95 to $2.20 per diluted share from $1.90 to $2.25 per diluted share, and sales guidance range for Fiscal 2019 of $940 million to $960 million, from $930 million to $970 million

January 8, 2019 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), a global provider of metal coatings services, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three and nine month periods ended November 30, 2018.

Management Discussion
Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “We are pleased to have achieved significant year-over-year growth for both top- and bottom-lines in the third quarter of fiscal year 2019. Driven by strength in our Energy segment, third quarter consolidated revenue increased 15.1% to $239.5 million and net income increased to $15.4 million this year compared to a loss of $0.2 million in the third quarter last year. Market demand has improved, particularly in our industrial sector as turnarounds and outages returned to more normal levels. Overall, our consolidated bookings were up 17.5% for the quarter, growing to $211.3 million compared to $179.8 million in the third quarter last year. As part of our ongoing efforts, we continue to build on the positive momentum in the Energy segment, with a solid backlog and international opportunities, setting the stage for solid performance heading into the end of our fiscal year.”

“Metal Coatings segment revenue increased 6.3% from the third quarter of last year. Operating margins were 17.0%, compared to 21.4% in the third quarter of fiscal 2018, driven by near-peak zinc costs flowing through our kettles, higher labor costs year-over-year, and our Alternate Coatings and Continuous Galvanized Rebar businesses performing below expectations. Our push on price increases was unable to offset these cost issues.” Mr. Ferguson stated. “As we noted last quarter, we believe zinc costs should begin to recede by the fourth quarter of the year, and we have taken the necessary steps to close two underperforming galvanizing plants during the year. Although zinc costs, sequentially, were down slightly from the second quarter, we expect a steeper reduction in the fourth quarter. Further, we are taking steps to improve labor productivity and are confident our Digital Galvanizing System initiative will allow us to realize greater operational efficiency and productivity as we enter Fiscal Year 2020. AZZ remains the industry leader in North America with 40 galvanizing plants, and continues to pursue growth through organic and inorganic channels.”

Mr. Ferguson continued, “Our Energy segment’s Welding Solutions group had a strong third quarter, executing on several domestic and overseas projects. Our industrial and electrical served markets improved somewhat compared to prior year, and we are especially pleased with the demand for specialty welding both domestically and internationally. We also benefitted from a favorable comparison to the prior year third quarter that included $8.3 million of impairment charges from the retirement of certain equipment used in the nuclear services market, and $2.9 million resulting from an adverse court decision related to certain outstanding accounts receivables. We continue to focus on delivering organic growth and driving operational efficiencies including additional metal coatings offerings to improve future sales and maintaining an active M&A program to support our strategic growth initiatives. We remain somewhat cautious due to the uncertainty related to tariffs and the Chinese trade situation, as well as the tighter market for labor in many of our U.S. locations. Looking forward, we are comfortable narrowing our fiscal 2019 guidance with earnings per share in the range of $1.95 to $2.20 per diluted share, from $1.90 to $2.25 per diluted share, and annual sales in the range of $940 million to $960 million, from $930 million to $970 million.”

Third Quarter Results
Revenues for the third quarter of fiscal year 2019 were $239.5 million compared to $208.2 million for the same quarter last year, an increase of 15.1%. Net income for the third quarter increased to $15.4 million, or $0.59 per diluted share, compared to a net loss of $(0.2) million, or $(0.01) per diluted share, for the third quarter of fiscal year 2018, which included charges described above.

Gross margins for the third quarter of fiscal year 2019 were 20.8% compared to 14.9% in the third quarter of last year. Operating margins were 9.5% compared to 0.7% the third quarter of fiscal year 2018 as SG&A as a percentage of sales fell to 11.3% of sales compared to 14.2% of sales in the prior year.

Additionally, the effective tax rate increased to 17.8% in the current quarter compared to (91.6)% in the third quarter of the prior year, with the change primarily attributable to the net loss incurred and various tax benefits received during the prior year period.

Incoming orders for the quarter were $211.3 million resulting in a book to revenue ratio of 0.88. In the third quarter of fiscal year 2018 incoming orders were $179.8 million, resulting in a book to revenue ratio of 0.86. Our backlog at the end of the third quarter of fiscal year 2019 increased 8.7% to $307.8 million compared to $283.2 million for the third quarter of last year. Approximately 54% of the current backlog is expected to be delivered outside the U.S., compared to 28% in the third quarter of fiscal year 2018.

Energy Segment
Revenues for the Energy segment for the third quarter of fiscal year 2019 were $132.0 million as compared to $107.0 million for the same quarter last year, an increase of 23.4%. Gross profit rose 368.4% to $28.1 million compared to $6.0 million for the same period last year, with gross margins of 21.3% for the third quarter of fiscal year 2019 compared to 5.6% in the prior year. Operating income for the Energy segment increased to $11.5 million compared to a loss of $(12.1) million for the same period last year. Operating margins for the third quarter of fiscal year 2019 rose to 8.7% as compared to (11.3)% in the prior year.

Metal Coatings Segment
Revenues for the Metal Coatings segment for the third quarter of fiscal year 2019 were $107.5 million, compared to the $101.1 million for the same period of last year, an increase of 6.3%. Gross profit fell 13.7% to $21.7 million from $25.1 million in the same quarter last year, driving gross margins of 20.2% compared to 24.8% in the same quarter last year. Operating income was $18.3 million as compared to $21.7 million in the third quarter last year. As a result, operating margins for the third quarter of fiscal year 2019 decreased to 17.0%, compared to 21.4% in the same period last year.

Conference Call
AZZ Inc. will conduct a conference call to discuss financial results for the third quarter of fiscal year 2019 at 11:00 A.M. ET on Tuesday, January 8, 2019. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (International). The call will be webcast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (International), confirmation #10127314, or for 30 days at http://www.azz.com/investor-relations.

About AZZ Inc.
AZZ Inc. is a global provider of metal coatings services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Metal Coatings is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the metal coatings markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2018 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com

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AZZ Inc.
Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2018	2017	2018	2017

Net sales	$239,516	$208,158	$724,539	$609,770
Costs of sales	189,761	177,041	569,175	487,471
Gross margin	49,755	31,117	155,364	122,299

Selling, general and administrative	26,986	29,563	91,794	83,335
Operating income	22,769	1,554	63,570	38,964

Interest expense	3,723	3,507	11,541	10,267
Other (income) expense, net	309	15	(839)	90
Income (loss) before income taxes	18,737	(1,968)	52,868	28,607
Income tax expense (benefit)	3,342	(1,802)	10,511	6,925
Net income (loss)	$15,395	$(166)	$42,357	$21,682
Earnings (loss) per common share
Basic	$0.59	$(0.01)	$1.63	$0.83
Diluted	$0.59	$(0.01)	$1.62	$0.83

Diluted average shares outstanding	26,151	25,965	26,092	26,049

AZZ Inc.
Segment Reporting
(in thousands)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2018	2017	2018	2017

Net sales:
Energy	$132,025	$107,021	$385,526	$317,526
Metal Coatings	107,491	101,137	339,013	292,244
	$239,516	$208,158	$724,539	$609,770

Segment operating income (loss):
Energy	$11,532	$(12,103)	$25,763	$(3,029)
Metal Coatings	18,321	21,681	65,581	66,332
Corporate	(7,084)	(8,024)	(27,774)	(24,339)
	$22,769	$1,554	$63,570	$38,964

AZZ Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	November 30, 2018	February 28, 2018

Assets:
Current assets	$367,374	$329,154
Net property, plant and equipment	207,090	216,855
Other assets, net	457,915	482,200
Total assets	$1,032,379	$1,028,209

Liabilities and shareholders’ equity:
Current liabilities	$127,815	$131,739
Long term debt due after one year, net	272,712	286,609
Other liabilities	35,974	44,658
Shareholders’ equity	595,878	565,203
Total liabilities and shareholders’ equity	$1,032,379	$1,028,209

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended November 30,
	2018	2017

Net cash provided by operating activities	$60,395	$38,710
Net cash used in investing activities	(21,329)	(54,174)
Net cash (used in) provided by financing activities	(41,565)	14,211
Effect of exchange rate changes on cash	(941)	602
Net decrease in cash and cash equivalents	$(3,440)	$(651)
Cash and cash equivalents at beginning of period	20,853	11,302
Cash and cash equivalents at end of period	$17,413	$10,651

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